EXHIBIT 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 12, 2007

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421

Ladies and Gentlemen:

We have acted as counsel to Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), in connection with the proposed merger (the “Merger”) under the laws of the State of Delaware of Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Indevus (“Merger Sub”) with and into Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of December 11, 2006, among Indevus, Merger Sub and Valera. This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed on January 29, 2007, as amended through the effective date thereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.1

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other

[1]	Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

Indevus Pharmaceuticals, Inc.

March 12, 2007

documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Indevus, Merger Sub and Valera, including factual statements and representations set forth in letters dated the date hereof from officers of Indevus, Merger Sub and Valera (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Indevus, Merger Sub and Valera, including those set forth in the Representation Letters, and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time (except with respect to section 5.14 of the Agreement).

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code.

Indevus Pharmaceuticals, Inc.

March 12, 2007

Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger. This opinion is delivered to you solely for your benefit in connection with the transaction referred to herein. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate,

Meagher & Flom LLP